Exhibit 10.4

THE RULES

APPLICABLE TO SHARE OPTIONS

GRANTED BY

NORTH ATLANTIC DRILLING LTD.

(Approved by North Atlantic Drilling Ltd.’s board

on February 14, 2011)

RULES APPLICABLE TO

THE GRANTING OF SHARE OPTIONS BY

NORTH ATLANTIC DRILLING LTD.

1.	DEFINITIONS

1.1	In these Rules the following words and expressions shall, where the context so permits, have the following meanings:

“Adoption Date” means the date on which these Rules are approved by the Board;

“Auditors” means the auditors of the Company (acting as experts and not as arbitrators) from time to time;

“Board” means the board of directors of the Company or the directors present at a duly convened meeting of the board of directors or of a duly constituted committee of the board of directors at which a quorum is present;

“Change of Control” means an event whereby another entity gains control over the Company (i) by imposing a merger or consolidation in which the Company is not the surviving company or (ii) by acquiring a majority of the shares in the Company or (iii) by the vote of its own Shares or by acting in concert with other shareholders voting their Shares appoints the majority of the directors on the Board;

“Company” means North Atlantic Drilling Ltd., registered in Bermuda;

“Date of Grant” means the date on which a number of Options are granted to an Eligible Person by the Board pursuant to Clause 2 hereof;

“Eligible Person” means an employee who is, or who becomes, contracted to work at least 20 hours per week in the service of one or more Participating Companies or a director or officer of a Participating Company;

“Grant” means the number of Options granted to an Eligible Person on a Date of Grant, as evidenced by an Option Certificate;

“Independent Expert” means either a firm of independent public accountants of recognised standing (who may be the regular auditors of the Company) or an internationally recognised investment bank to be selected by the Board;

“Market Value” means, on any day, the average of the middle market quotations of the price of the Shares as derived from the Oslo Stock Exchange (or, if so chosen by the Board, any other stock exchange on which the Shares are traded) for the three immediately preceding dealing days on that stock exchange; or, if the Shares are not traded on any stock exchange, means the value of the Shares as determined by the Board.

“Option” means a right (but not an obligation) to subscribe for a Share granted to an Eligible Person pursuant to these Rules;

“Option Certificate” means a certificate issued by the Company to an Option Holder evidencing his/her title to the Options covered by a Grant;

“Option Holder” means an Eligible Person or a former Eligible Person who is the holder of an Option Certificate representing Options which have neither been fully exercised nor ceased to be exercisable nor lapsed and, where the context so permits, a person entitled to rights under any such Option Certificate in consequence of the death of the original Option Holder;

“Option Share” means a Share in respect of which an Option has been granted;

“Participating Company” means the Company and any Subsidiary, and Seadrill Limited and any subsidiary thereof;

“Rules” means these rules as varied from time to time in accordance with Clause 8 hereof;

“Shares” means fully paid ordinary shares, each of par value US$1, in the capital of the Company;

“Share Capital” means the fully paid issued share capital of the Company;

“Subscription Cost” means, in relation to the exercise of the right under an Option Certificate, the product of the number of Option Shares in respect of which the Option Certificate is exercised and the Subscription Price of such Option Shares;

“Subscription Price” means such price as the Board shall, from time to time, at its discretion resolve shall apply to an Option when such Option is granted provided that (i) such price is not lower than the par value of a Share and (ii) such price shall be adjusted in accordance with the principles set forth in Clause 6 below;

“Subsidiary” means a company, which for the time being, is a subsidiary of the Company within the definition contained in Section 86 of the Companies Act 1981 of Bermuda;

“Subsisting Option” means an Option which has neither lapsed nor been exercised.

“Vesting Date” means the date on which an Option becomes exercisable and is the date the Board, in its discretion, may prescribe from time to time when an Option is granted, provided that such date cannot be earlier than one day after the Date of Grant.

1.2	In these Rules except in so far as the context otherwise requires:

a.	words denoting the singular number shall include the plural number and words denoting the masculine gender shall include the feminine gender; and

b.	any reference herein to any enactment or statutory provision shall be construed as a reference to that Bermudian enactment or provision as from time to time amended extended or re-enacted.

2.	GRANT OF OPTIONS

2.1	The Board may, at any time after the Adoption Date, in its absolute discretion, resolve to make a Grant or a number of Grants to an Eligible Person or to Eligible Persons on the terms and conditions set out in these Rules and in its resolution.

2.2	Immediately following the Date of Grant the Board shall notify the relevant Eligible Persons that they have received a Grant.

2.3	The notice given by the Board pursuant to Clause 2.2 shall be in such form, not inconsistent with these Rules, as the Board may determine and shall specify the number of Shares comprised in the Grant, any terms applicable thereto other than as set out herein, the Date of Grant and the Subscription Price.

2.4	Not later than twelve weeks following the Date of Grant, the Option Holder may, by a notice given in writing, renounce his rights to any Grant pursuant to Clause 2.1 in which event the Option(s) covered by such Grant shall be deemed for all purposes never to have been granted.

2.5	As soon as possible after the expiry of the twelve week notice period referred to in Clause 2.4, the Board shall issue an Option Certificate in respect of each Grant in such form, not inconsistent with these Rules, as the Board may determine.

3.	LIMITATIONS

3.1	No Option(s) shall be granted for a period exceeding ten years from the Date of Grant.

3.2	No Option(s) shall be granted to any person unless he, at the Date of Grant, is an Eligible Person.

4.	MAIN TERMS

4.1	No consideration shall be payable to the Company for a Grant.

4.2	An Option shall entitle the Option Holder to subscribe for a Share at a price equal to the Subscription Price at the date the Option is exercised.

4.3	An Option which has not lapsed may be exercised in whole or in part at any time provided the earliest of the following events has occurred:

a.	the Vesting Date;

b.	the death of the Option Holder;

c.	a Change of Control.

4.4	An Option which has vested, shall lapse on the earliest of the following events:

a.	such date as the Board in its discretion may prescribe at the date the Option is granted, provided that such date cannot be later than the tenth anniversary of the Date of Grant;

b.	the first anniversary of the Option Holder’s death;

c.	the first anniversary of the Option Holder’s retirement;

d.	three months following the Option Holder’s ceasing to be an Eligible Person, other than by reason of his death or retirement; and

e.	six months after the Option has become exercisable in accordance with Clause 7.1;

4.5	An Option which has not vested, shall lapse on the earliest of the following events:

a.	the date of an Option Holder’s death or retirement; and

b.	the date an Option Holder ceasing to be an Eligible Person other than by reason of his death or retirement.

5.	EXERCISE OF OPTIONS

5.1	Exercise of an Option Holder’s rights under an Option Certificate shall be effected by the Option Holder giving notice in writing to the Company specifying the number of Option Shares (not being less than 500 Shares, and being a multiple of 100 Shares, except in the case of final exercise of all outstanding rights under an Option grant) in respect of which the Option Certificate is being exercised on that occasion and accompanied by the Option Certificate and otherwise in such form and manner as the Board, in its discretion, may prescribe from time to time, provided that such notice shall be deemed to have been exercised and to take effect on the date on which payment of the Subscription Cost is received by the Company.

5.2	Subject to any necessary consents under regulations or enactments for the time being in force, compliance by the Option Holder with these Rules and receipt by the Company of the Subscription Cost, the Company shall, not later than 30 (thirty) days after receipt of the notice referred to in Clause 5.1 above, allot and issue to the Option Holder the number of Option Shares specified in the notice. If the number of Option Shares over which the Option Certificate is exercised is less than that specified therein, then the Company will issue a balance Option Certificate in respect of the remainder of such Options over which the Option Certificate is still capable of exercise.

5.3	Shares allotted in pursuance of the exercise of an Option Certificate shall rank pari passu in all respects with the Shares for the time being in issue save as regards any rights attaching by reference to a record date prior to the date on which the Option is exercised.

6.	ADJUSTMENTS TO OPTION RIGHTS

6.1	In the event of any capitalisation or rights issue, any sub-division, consolidation or a reduction of the capital of the Company, the Board shall make appropriate adjustments with regard to:

a.	the aggregate number of Option Shares subject to any Option Certificate;

b.	the Subscription Price subject to any Option; or

c.	the terms of any Option Certificate.

PROVIDED THAT:

d.	any such adjustment has been confirmed in writing by an Independent Expert to be in their opinion fair and reasonable; and

e.	the aggregate Subscription Cost payable by an Option Holder on the exercise of all his Options under an Option Certificate is not increased; and

f.	the Subscription Price for any Option Share shall not be reduced below its par value.

Further, the Subscription Price shall be reduced by the amount of all dividends declared by the Company per Share in the period from the Date of Grant until the date the Option Certificate is exercised, always provided that the Subscription Price never shall be reduced below the par value of the Share.

6.2	The Board shall give notice in writing to each Option Holder affected by any adjustment made pursuant to Clause 6.1 and may, at its discretion, deliver to him a revised Option Certificate documenting the adjusted terms.

Adjustments to the Subscription Price due to dividend payments shall be calculated as and when an Option Certificate is exercised.

7.	WINDING-UP

7.1	If notice is given by the Board to the shareholders in the Company of a members’ resolution for the voluntary winding-up of the Company, notice of the same shall forthwith be given by the Board to the Option Holders.

Each of the Option Holders shall be entitled, within three months following such notice, to give notice in writing to the Company (such notice being accompanied by payment of the Subscription Cost) that such Option Holder wishes to be treated as if all or any of his Options had been exercised immediately before the commencement of the winding-up. In such event the Option Holder will be entitled to participate in the assets available in the winding-up pari passu with the shareholders in the Company as if he were a shareholder in relation to such number of Option Shares as he would have been entitled to had his Option Certificate(s) been so exercised. Subject thereto all Options shall lapse on the commencement of the winding-up.

7.2	Option rights shall lapse immediately in the event of the Company being wound-up otherwise than in the event of a voluntary winding-up.

8.	VARIATION OF THE RULES

8.1	Subject to Clause 9.2 the Board may at any time alter or add to these Rules in any respect, provided that:

a.	the Board may not cancel an Option except where (i) the Option Holder has breached the provisions of Clause 9.5 or (ii) the Option Holder has previously agreed; and

b.	(subject as herein provided) the Board may not modify the terms of an Option Certificate already granted otherwise than with the consent of the Option Holder.

8.2	The Board shall give notice in writing to each Option Holder of any alteration or addition made pursuant to this Clause 8 and may, at its discretion, deliver to each Option Holder a revised Option Certificate in respect of his Option.

9.	GENERAL PROVISIONS

9.1	The Company shall, at all times, keep available sufficient authorised but unissued Shares to satisfy the exercise in full of all Options for the time being capable of being exercised, whether vested or not.

9.2	The Board may, from time to time, make and vary such regulations and establish such procedures for the administration and implementation of Subsisting Options as it thinks fit. In the event of any dispute or disagreement as to the interpretation of these Rules or as to the question of rights arising from or related to Option Certificates, the decision of the Board shall (except as regards any matter required to be determined by the Auditors hereunder) be final and binding upon all persons.

9.3	The cost of the administration and implementation of the grant of Options shall be borne by the Company.

9.4	The rights and obligations of an Eligible Person under the terms on which the Eligible Person holds his office or employment with a Participating Company shall not be affected by Grants received or by any right he/she may have to receive Grants. A Grant shall afford an Eligible Person no rights to compensation or damages in connection with the termination of such office or employment for any reason whatsoever.

9.5	The rights and obligations of an Option Holder shall be personal to the Option Holder and no Option nor the benefit thereof may be transferred, assigned, charged or otherwise alienated save that nothing in this sub-clause shall prohibit the transmission of an Option or the benefit thereof by operation of law.

9.6	For so long as the Shares are listed on the Oslo Stock Exchange or any other stock exchange, the Company shall apply to the appropriate authorities of such stock exchange(s) for all Shares subscribed for pursuant to the exercise of an Option to be admitted for trading thereon on par with the other Shares.

9.7	Any notice or other document to be served by the Company under these Rules on an Eligible Person or Option Holder may be served personally or by e-mail or by sending it through the post in a prepaid letter addressed to him at his address as last known to the Company.

Any notice or other document to be served on the Company under these Rules may be served by an Eligible Person or Option Holder by leaving it at the registered office for the time being of the Company or by e-mail or by sending it through the post in a prepaid letter addressed to such registered office.

Where any notice or other document is served or sent by first class post it shall be deemed to have been received at the expiration of seven days (excluding Saturdays, Sundays or public holidays in Bermuda or Norway) after the time when cover containing the same was put in the post properly addressed and stamped. Any notice or document sent by e-mail shall be deemed to have been received at the time of transmission to the party to which it is addressed.

9.8	The Insider Trading Regulations of the Company are applicable to the Shares received as a consequence of the exercise of Options.